Second Amendment
                                       To
                          Expense Limitation Agreement


     THIS SECOND AMENDMENT TO THE EXPENSE LIMITATION AGREEMENT ("Amendment") for THE PIEDMONT SELECT VALUE FUND ("Fund") is made and entered into this 9th day of May 2006, by and between SHEETS, SMITH & ASSOCIATES, INC. (the "Advisor") and THE PIEDMONT INVESTMENT TRUST (the "Trust") on behalf of the Fund.

                                   WITNESSETH:

     WHEREAS, the Fund entered into that certain Expense Limitation Agreement ("Agreement") dated April 19, 2005, as amended April 11, 2006, between the Fund and Clark Capital Management, LLC ("Clark");

     WHEREAS, Clark assigned to the Advisor, and the Advisor assumed, as of a certain date, all of Clark's obligations pursuant to the Agreement under that certain Assignment and Assumption Agreement ("Assignment") dated May __, 2006 between Clark and the Advisor;

     WHEREAS, the Assignment constitutes an assignment for purposes of Section 15(a)(4) of the Investment Company Act of 1940, as amended;

     WHEREAS, the Board of Trustees of the Trust has approved an Interim Investment Advisory Agreement with the Advisor and has authorized a shareholder meeting by proxy to approve a new investment advisory agreement with the Advisor; and

     WHEREAS, the Trust and Advisor now wish to amend the Agreement to reflect the assignment to and assumption by the Advisor of the obligations under the Agreement.

     NOW THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto agree to amend and modify the Agreement effective as of the date hereof as follows:

     1. All references made to Clark in the Agreement shall now be replaced in their entirety by reference to the Advisor.

     2. This Amendment may be executed in one or more counterparts (including facsimile counterparts), each of which when so executed will be deemed to be an original, but all of which, when taken together, shall constitute one and the same original instrument.

     3. Except as expressly modified or amended by this Second Amendment, all other terms and provisions of the Agreement shall remain in full force and effect.

     4. The Advisor hereby accepts and unconditionally assumes the obligation to perform and to comply with, and to be bound by, all of the covenants, liabilities, representations, warranties and contractual obligations of Clark under the Agreement on and after the date of the Assignment, in the same manner and with the same force and effect as

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          if the Advisor had signed and  executed  the  original  version of the
          Agreement as the investment advisor to the Trust.


     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their duly authorized officers effective as of the date indicated above.




THE PIEDMONT INVESTMENT TRUST


By: /s/ Jack E. Brinson
-----------------------------
Jack E. Brinson.
Chairman


SHEETS, SMITH & ASSOCIATES, INC.


By: /s/ David B. Gilbert
--------------------------------

Print Name: David B. Gilbert

Title: Executive Vice President

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